PROSPECTUS FILED PURSUANT TO RULE 424(B)(3)

                       LIGAND PHARMACEUTICALS INCORPORATED

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-131029

                          PROSPECTUS SUPPLEMENT NO. 27
    (TO PROSPECTUS DATED APRIL 12, 2006, AS SUPPLEMENTED AND AMENDED BY THAT PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 15, 2006, THAT PROSPECTUS SUPPLEMENT NO. 2 DATED JUNE 12, 2006, THAT PROSPECTUS SUPPLEMENT NO. 3 DATED JUNE 29, 2006, THAT PROSPECTUS SUPPLEMENT NO.4 DATED AUGUST 4, 2006, THAT PROSPECTUS SUPPLEMENT NO.5
 DATED AUGUST 9, 2006, THAT PROSPECTUS SUPPLEMENT NO. 6 DATED AUGUST 30, 2006,
   THAT PROSPECTUS SUPPLEMENT NO. 7 DATED SEPTEMBER 11, 2006, THAT PROSPECTUS SUPPLEMENT NO. 8 DATED SEPTEMBER 12, 2006, THAT PROSPECTUS SUPPLEMENT NO. 9
DATED OCTOBER 2, 2006, THAT PROSPECTUS SUPPLEMENT NO. 10 DATED OCTOBER 17, 2006,
   THAT PROSPECTUS SUPPLEMENT NO. 11 DATED OCTOBER 20, 2006, THAT PROSPECTUS SUPPLEMENT NO. 12 DATED OCTOBER 31, 2006, THAT PROSPECTUS SUPPLEMENT NO. 13
 DATED NOVEMBER 14, 2006, THAT PROSPECTUS SUPPLEMENT NO. 14 DATED NOVEMBER 15, 2006, THAT PROSPECTUS SUPPLEMENT NO. 15 DATED DECEMBER 14, 2006, THAT PROSPECTUS SUPPLEMENT NO. 16 DATED JANUARY 5, 2007, THAT PROSPECTUS SUPPLEMENT NO. 17 DATED JANUARY 16, 2007, THAT PROSPECTUS SUPPLEMENT NO. 18 DATED FEBRUARY 5, 2007, THAT
     PROSPECTUS SUPPLEMENT NO. 19 DATED FEBRUARY 28, 2007, THAT PROSPECTUS SUPPLEMENT NO. 20 DATED MARCH 5, 2007, THAT PROSPECTUS SUPPLEMENT NO. 21 DATED
  MARCH 15, 2007, THAT PROSPECTUS SUPPLEMENT NO. 22 DATED MARCH 16, 2007, THAT PROSPECTUS SUPPLEMENT NO. 23 DATED MARCH 20, 2007, THAT PROSPECTUS SUPPLEMENT NO. 24 DATED MARCH 23, 2007, THAT PROSPECTUS SUPPLEMENT NO. 25 DATED MARCH 29,
        2007, AND THAT PROSPECTUS SUPPLEMENT NO. 26 DATED APRIL 2, 2007)

         This Prospectus Supplement No. 27 supplements and amends the prospectus dated April 12, 2006 (as supplemented and amended by that Prospectus Supplement No. 1 dated May 15, 2006, that Prospectus Supplement No. 2 dated June 12, 2006, that Prospectus Supplement No. 3 dated June 29, 2006, that Prospectus Supplement No. 4 dated August 4, 2006, that Prospectus Supplement No. 5 dated August 9, 2006, that Prospectus Supplement No. 6 dated August 30, 2006, that Prospectus Supplement No. 7 dated September 11, 2006, that Prospectus Supplement No. 8 dated September 12, 2006, that Prospectus Supplement No. 9 dated October 2, 2006, that Prospectus Supplement No. 10 dated October 17, 2006, that Prospectus Supplement No. 11 dated October 20, 2006, that Prospectus Supplement No. 12 dated October 31, 2006, that Prospectus Supplement No. 13 dated November 14, 2006, that Prospectus Supplement No. 14 dated November 15, 2006, that Prospectus Supplement No. 15 dated December 14, 2006, that Prospectus Supplement No. 16 dated January 5, 2007, that Prospectus Supplement No. 17 dated January 16, 2007, that Prospectus Supplement No. 18 dated February 5, 2007, that Prospectus Supplement No. 19 dated February 28, 2007, that Prospectus Supplement No. 20 dated March 5, 2007, that Prospectus Supplement No. 21 dated March 15, 2007, that Prospectus Supplement No. 22 dated March 16, 2007, that Prospectus Supplement No. 23 dated March 20, 2007, that Prospectus Supplement No. 24 dated March 23, 2007, that Prospectus Supplement No. 25 dated March 29, 2007, and that Prospectus Supplement No. 26 dated April 2, 2007), or the Prospectus, relating to the offer and sale of up to 7,790,974 shares of our common stock to be issued pursuant to awards granted or to be granted under our 2002 Stock Incentive Plan, or our 2002 Plan, up to 147,510 shares of our common stock to be issued pursuant to our 2002 Employee Stock Purchase Plan, or our 2002 ESPP, and up to 50,309 shares of our common stock which may be offered from time to time by the selling stockholders identified on page 110 of the Prospectus for their own accounts. Each of the selling stockholders named in the Prospectus acquired the shares of common stock upon exercise of options previously granted to them as an employee, director or consultant of Ligand or as restricted stock granted to them as a director of Ligand, in each case under the terms of our 2002 Plan. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders under the Prospectus. We will receive proceeds in connection with option exercises under the 2002 Plan and shares issued under the 2002 ESPP which will be based upon each granted option exercise price or purchase price, as applicable.

         This Prospectus Supplement No. 27 includes the attached Current Report on Form 8-K of Ligand Pharmaceuticals Incorporated dated May 4, 2007, as filed by us with the Securities and Exchange Commission.

         This Prospectus Supplement No. 27 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 27 updates or supersedes the information contained in the Prospectus.

         Our common stock is traded on The Nasdaq Global Market under the symbol "LGND." On May 3, 2007, the closing price of our common stock was $7.16 per share.

         Investing in our common stock involves risk. See "Risk Factors" beginning on page 7 of the Prospectus and beginning on page 17 of Prospectus Supplement No. 22.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 27 is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this Prospectus Supplement No. 27 is May 4, 2007.

                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                 ---------------



                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 30, 2007

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 Science Center Drive,
                              San Diego, California
                    (Address of principal executive offices)

                                 (858) 550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)

Item 1.02 Termination of a Material Definitive Agreement.

         On April 30, 2007, Ligand Pharmaceuticals Incorporated (the "Company") entered into a letter agreement ("Letter Agreement") with Cardinal Health PTS, LLC ("Cardinal") which terminated, without penalty to either party, that certain Manufacturing and Packaging Agreement dated February 13, 2004, as amended (the "Manufacturing Agreement"), and those certain Quality Agreements for AVINZA(R), dated April 12, 2005 and April 10, 2006, respectively. In connection with the termination, the Company and Cardinal agreed that certain provisions of the Manufacturing Agreement would survive and Cardinal would continue to perform limited services. Cardinal will also continue to manufacture LGD4665 capsules for the Company pursuant under the terms of a separate agreement. The Letter Agreement also contained a mutual general release of all claims arising from or related to the Manufacturing Agreement.

         In connection with the Company's previously announced sale of the AVINZA product line to King Pharmaceuticals, the Company and King Pharmaceuticals agreed that the Manufacturing Agreement would not be assigned or transferred to King Pharmaceuticals, and that the Company would be responsible for winding down the contract and any resulting liabilities. The Company does not expect to incur any material costs related to the termination of the Manufacturing Agreement.

         The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Letter Agreement, a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2007.
The Company intends to request confidential treatment on certain portions of the Letter Agreement

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

         On April 30, 2007, the Company announced the appointment of John P. Sharp, as Vice President of Finance and Chief Financial Officer, effective as of such date. Mr. Sharp succeeds Tod G. Mertes, who has served as interim Chief Financial Officer of the Company since January 2007. Mr. Sharp will report to John L. Higgins, the Company's President and Chief Executive Officer.

         Prior to joining the Company, Mr. Sharp served as Vice President, Finance, of Sequenom, Inc., a maker of genetic-analysis products from November 2004, and served as its Principal Financial and Accounting Officer and Treasurer since October 2005. From August 2000 to November 2004, Mr. Sharp was Director of Accounting at Diversa Corporation, a publicly traded biotech company, where he was responsible for managing the overall accounting function, including financial reporting, internal controls, and corporate governance. From January 1994 until August 2000, Mr. Sharp held various positions, most recently Senior Audit Manager, at PricewaterhouseCoopers. Mr. Sharp received a B.S. in business administration with an emphasis in accounting from San Diego
State University.

         The terms of Mr. Sharp's appointment are governed by an offer letter ("Offer Letter") between him and the Company dated March 30, 2007. The principal terms of the Offer Letter include:

           o   base salary of $210,000 per year,
           o performance bonus opportunity with a target of 30% of salary, up to a maximum of 40%,
           o stock option grant award to purchase 50,000 shares, vesting over four years, and
           o restricted stock grant of 15,000 shares, vesting over three years.

         The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the text of the Offer Letter, a copy of which is attached as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

         A copy of the press release dated April 30, 2007 announcing Mr. Sharp's appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

    Exhibit No.     Description

    10.1 Offer Letter, by and between the Company and John P. Sharp, dated March 30, 2007
    99.1            Press Release of the Company, dated April 30, 2007

                                   SIGNATURES
         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.


                                          LIGAND PHARMACEUTICALS INCORPORATED



Date: May 4, 2007         By:      /s/ Charles S. Berkman
                          Name:    Charles S. Berkman
                          Title:   Vice President, General Counsel and Secretary

                                  EXHIBIT INDEX



Exhibit
Number       Description of Exhibit
 10.1        Offer Letter, by and between the Company and John P. Sharp, dated
             March 30, 2007
 99.1        Press Release of the Company, dated April 30, 2007

                                                                    EXHIBIT 10.1


                                                                John L. Higgins
                                          President and Chief Executive Officer



March 30, 2007


John P. Sharp
[ADDRESS OMITTED]
San Diego, CA  XXXXX


Dear John:

I am pleased to extend to you an offer to become Vice President and Chief Financial Officer and corporate officer of Ligand Pharmaceuticals Inc.reporting to me commencing on Monday, April 23, 2007. This offer and your continued employment are contingent upon your truthful representations to be provided in the employment application and upon our completion of background checks, including employment and criminal, satisfactory to the Company. The particulars of our offer are as follows:


COMPENSATION

1.   Your initial base salary will be $210,000.00 per year

2. You will participate in the Bonus Incentive Plan for Vice Presidents based upon achievement of pre-agreed goals (a target bonus of 30% of your annual base salary, up to a maximun of 40%).

3. You will be granted an option to purchase at your election 50,000 options of the Company's common stock at its "fair market price" under our current Employee Stock Option Plan. The Agreement includes a four-year vesting/repurchasing provision. The grant will be subject to your execution of the Company's Incentive Stock Option Agreement. The Compensation Committee of the Board of Directors has approved your grant to be effective on your date of hire. Subject to Shareholder approval you will be granted 15,000 shares of restricted stock at its "fair market price" or less with a three-year vesting. In the event that approval by the Shareholders is not successful your restricted stock grant will be granted under current practices.


BENEFITS

As a regular employee of Ligand, you will become eligible to participate in Company-sponsored benefits. Your medical benefits will be effective on the first day of the month following your employment date. Ligand's total compensation package, including salary, equity participation in the company, and the benefits program, when viewed in its entirety, is one of the best in the pharmaceutical industry. The benefits will be described in detail to you during your Orientation on Monday, April 23, 2007 at 08:00 a.m. at the 10275 Science Center Drive location. As part of your orientation, you will be asked to complete
Form W-4, Employee's Withholding Allowance Certificate. For this process you are requested to present your Social Security Card at the orientation.

Employment with Ligand is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign. If you accept this offer, the terms and conditions in this letter shall be the terms of your employment. Any modifications or additions to these terms would have to be in writing and signed by you and me.

Your employment pursuant to this offer is contingent on your completion of an employment physical evaluation, executing the Proprietary Information and Inventions Agreement and upon your providing the Company with the legally required proof of your identity and authorization to work in the placecountry-regionUnited States. Typically, a driver's license with photograph and a social security card, or a passport will be sufficient and should be brought with you to Orientation on your first day of work.

We hope that you will accept our offer of employment. If you accept the offer described herein, please return to me the signed original of this letter, the executed Proprietary Information and Inventions Agreement, completed Employment Application and executed background authorization form. This offer, if not accepted, will expire on Wednesday, April 04, 2007. If you have any questions, please call me at (858) 550-7582.

John, all of us are excited about having you join the dynamic team at Ligand and we believe our professional association with you will be mutually rewarding. We are truly looking forward to working with you in building an exciting new company.

Sincerely,

LIGAND PHARMACEUTICALS INC.

/s/ John L. Higgins

John L. Higgins
President & Chief Executive Officer

:ac


Enclosures


Agreed and Accepted:

/s/ John Sharp

John P. Sharp                               Date: 04/02/07

                                                                    EXHIBIT 99.1



[LIGAND LETTERHEAD]

Contacts:
Ligand Pharmaceuticals Incorporated               Lippert/Heilshorn & Associates
John L. Higgins, President and CEO  or            Don Markley
Erika Luib-De la Cruz, Investor Relations         dmarkley@lhai.com
(858) 550-7896                                    (310) 691-7100


                 Ligand Names John Sharp Chief Financial Officer


SAN DIEGO (April 30, 2007) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced that John P. Sharp has been appointed Vice President of Finance and Chief Financial Officer, effective April 30, 2007. Mr. Sharp replaces Interim CFO, Tod Mertes, and will report to John L. Higgins, Ligand's President and Chief Executive Officer.
         "We are very pleased to have John Sharp join our organization. John is a seasoned industry veteran with in-depth knowledge of the biotech industry and broad accounting and financial management experience in public companies. His addition to the management team will provide new financial and accounting leadership at this important time for Ligand as we move through our activities to rebuild Ligand," said John L. Higgins, Ligand's President and Chief Executive Officer. "I would like to thank Tod Mertes for his valuable contribution as Interim CFO. He has provided great service to Ligand and has been instrumental in our efforts to restructure Ligand into a focused, emerging R&D and royalty-driven biotech company."
         Prior to joining Ligand, Mr. Sharp served as Vice President of Finance and Principal Accounting Officer for Sequenom, (NASDAQ: SQNM). While at Sequenom, he played an important management role, responsible for worldwide accounting, SEC reporting, financial and administrative management and investor relations. From August 2000 to November 2004, Mr. Sharp served as Director of Accounting at Diversa Corporation, a publicly traded biotech company, where he was responsible for managing the overall accounting function, including financial reporting, internal controls, and corporate governance, during a period of significant company growth. From January 1994 to August 2000, Mr. Sharp was at the public accounting firm PricewaterhouseCoopers, most recently as a Senior Audit Manager. He received a Bachelor of Science from placePlaceNameSan Diego PlaceTypeState PlaceTypeUniversity, and is a Certified Public Accountant and a member of the Association of Bioscience Financial Officers.

About Ligand Pharmaceuticals
         Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of thrombocytopenia, cancer, hepatitis C, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors.

Forward-Looking Statements
         This news release contains certain forward-looking statements by Ligand, including statements regarding the development of financial strategies and controls necessary for future growth, which involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not be able to timely or successfully transform the Company or advance any product(s) in our pipeline. In addition, we may not be able to successfully implement our strategy, and continue the development of our proprietary programs. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via the Company's web site, www.ligand.com, as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                                      # # #